Exhibit 99.1

DT Cloud Acquisition Corporation Prices $60 Million Initial Public Offering

New York, New York – February 20, 2024 – DT Cloud Acquisition Corporation, a newly organized blank check company incorporated in the Cayman Islands as a business company (the “Company”), today announced the pricing of its initial public offering of 6 million units at an offering price of $10.00 per unit, with each unit consists of one ordinary share and one right. Each seven rights entitle the holder thereof to receive one ordinary share at the closing of a business combination.

The units are expected to trade on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “DYCQU” beginning February 21, 2024. The Company expects the initial public offering (“IPO”) to close on February 23, 2024, subject to customary closing conditions. Once the securities comprising the units begin separate trading, the ordinary share and the right are expected to be traded on Nasdaq under the symbols “DYCQ” and “DYCQR,” respectively.

Brookline Capital Markets, a division of Arcadia Securities, LLC is the sole book-running manager for the IPO. DT Cloud Acquisition Corporation has granted the underwriter a 45-day option to purchase up to 900,000 additional units at the IPO price to cover over-allotments, if any.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission on February 14, 2024. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Brookline Capital Markets, a division of Arcadia Securities, 600 Lexington Avenue, Floor 30, New York, New York 10022, Attention: Michael Fontaine, or via email at Michael.Fontaine@brooklinecapmkts.com or telephone at (646) 603-6716, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DT Cloud Acquisition Corporation

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on industries that complement its management team’s background. The Company is led by Shaoke Li, the Company’s Chief Executive Officer, and Guojian Chen, the Company’s Chief Financial Officer.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

For investors:

DT Cloud Acquisition Corporation

Shaoke Li

Chief Executive Officer

30 Orange Street

London

United Kingdom, WC2H 7HF

Email: jack.li@dtcloudspac.com